Exhibit 16.1

Securities and Exchange Commission

100 F Street N.E.

Washington, D.C. 20549

We have been furnished with a copy of the proposed disclosures as included under the header ‘Change in independent registered public accounting firm’ as included within amendment No. 1 of Registration No. 333-273219 on Form S-1 for the event that occurred on June 29, 2023, to be filed by our former client, Intelligent Bio Solutions, Inc. We agree with the statements made in response to that Item insofar as they relate to our Firm.

/s/ BDO Audit Pty Ltd

Sydney, Australia

July 27, 2023